For Immediate Release

U.S. ENERGY CORP. REPORTS PROFITABLE THIRD QUARTER 2011 RESULTS, PROVIDES OPERATIONAL UPDATE AND SELECT FINANCIAL HIGHLIGHTS

ANNOUNCES INITIAL GROSS PRODUCTION RATE OF 1,503 BOE/D FROM THE CHERYL 14-23 #1H WELL

RIVERTON, Wyoming – November 7, 2011 – U.S. Energy Corp. (NASDAQ Capital Market:  “USEG”) (“U.S. Energy” or the “Company”), today reported its operational and financial results for the third quarter ended September 30, 2011.

Operation and Financial Results – Three Months Ended September 30, 2011

•	Average net daily production for the third quarter of 2011 was 1,306 BOE/D, a 16% increase sequentially from the second quarter of 2011.
•	During the three months ended September 30, 2011 the Company produced approximately 120,198 BOE net to USEG.
•
We recognized $10 million in revenues during the quarter ended September 30, 2011 as compared to revenues of $5.7 million during the same period in 2010, which represents a 75% increase year on year and a 22% sequential improvement over the second quarter of 2011.

•	We recorded a net profit after taxes of $268,000 or $0.01 per share as compared to a net loss after taxes of $235,000 or $0.01 per share during the same period in 2010.
•	At September 30, 2011, we had $4.8 million in cash and $295,000 in marketable securities. Our working capital (current assets minus current liabilities) was $13.0 million.

At September 30, 2011, the Company had 37 gross producing wells (11.60 net).  During the nine months ended September 30, 2011, the Company received an average of $2.5 million in revenue per month from our producing wells with an average operating cost of $338,000 per month (excluding workover costs) and production taxes of $242,000, for average cash flows of $1.9 million per month from oil and gas production before non-cash depletion expense.

Select Results for the Third Quarter and Period Subsequent to September 30, 2011

Williston Basin, North Dakota

During the quarter, we had 19 gross (7.16 net) producing wells in the Williston Basin producing approximately 917 BOE/D net to USEG.  The increase in oil volumes was primarily due to wells coming back on production in early July subsequent to weather related production issues encountered during the winter and spring months in the Williston Basin of North Dakota.

Press Release
November 7, 2011

Rough Rider Program: 19,200 gross / 4,700 acres net to USEG

•
Under our agreement with Brigham Exploration, we have drilled and completed 18 gross wells with an average initial gross production rate of 2,411 BOE/D and a 100% success rate.  During the first nine months of 2011, we completed 4 gross wells (1.37 net).

•
The Kalil 25-36 #2H (infill) well spud mid-September and reached total depth in the first week of November.  We anticipate that Brigham will complete the well in the fourth quarter of 2011.  The Company has an approximate 27% working interest (“WI”) and a 22% net revenue interest (“NRI”) in this well.

•
The Lloyd 34-3 #2H (infill) well is expected to spud during the second week of November, and is also expected to be completed by year end.  The Company has an approximate 8% WI and a 6.8% NRI in this well.

Yellowstone and SE HR Programs: 34,560 gross / 6,662 acres net to USEG

During the first nine months of 2011, under our agreement with Zavanna, LLC, we drilled 6 gross wells (1.57 net) and recently completed the first well under the program.  Two additional wells are currently being completed.

•
The Cheryl 14-23 #1H well was completed with 35 fracture stimulation stages and had an early 24-hour flow back rate of 1,503 BOE/D on a restricted choke during drillout of the plugs, which consisted of approximately 1,431 barrels of oil and 433 MCF of natural gas.  The well has averaged approximately 1,000 BOE/D gross during the last 10 days of production.  The Company has an approximate 39% WI and 30.4% NRI in this well.

•
The Koufax 3-10 #1H well has been fracture stimulated with 35 stages, and a snubbing unit is currently drilling out the plugs as a final step to bringing the well on to production.  We anticipate announcing an initial production rate for the well in the coming weeks.  The Company has an approximate 21% WI / 16% NRI in this well.

•	The Olson 8-5 #1H well is currently being fracture stimulated with a planned 35 stages. The Company has an approximate 30% WI / 23% NRI in this well.
•
During the first nine months of 2011, with Murex Petroleum Corporation, we drilled and completed one gross well (0.09 net).  Additionally, the David Roger 18-19 #1H well has been drilled to depth and completion initiatives are scheduled to begin next week.  The Company has an approximate 3.2% WI and 2.5% NRI in this well.

Eagle Ford Shale, South Texas

Leona River / Booth-Tortuga Programs:  13,785 gross / 4,136 acres net to USEG

Under our participation agreement with Crimson Exploration Inc. we have a 30% WI / 22.5% NRI in two oil prospects (Leona River and Booth-Tortuga) and associated leases located in both Zavala and Dimmit Counties, in Southern Texas.  Both prospects target the Eagle Ford Shale oil window, with a portion of the acreage being held by production from the Austin Chalk and Buda formations (11 wells at the Booth-Tortuga field).  During the quarter, the Company netted approximately 36 BOE/D from this production.  It is estimated that under current spacing there is the potential for the Company to participate in an aggregate of 114 gross / 34 net wells in the prospects.

•
The first well at the Leona River prospect, the KM Ranch #1H well, was completed in the second quarter of 2011 and had an announced initial gross production rate of 418 BOE/D from 11 frac stages.  During the quarter, the well produced approximately 11 BOE/D net to USEG, and during the month of September the well produced approximately 200 BOE/D gross (45 BOE/D net to USEG).

Press Release
November 7, 2011

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The initial well on the Booth Tortuga prospect, the Beeler #1H well, is scheduled to spud this month.  The drilling rig which is contracted to drill the Beeler well is then scheduled to mobilize back to the Leona River acreage block and drill the KM Ranch #2H and the KM Ranch #3H in succession.  These two additional wells in the acreage block are planned to be drilled in locations chosen to further test the boundaries and productivity of the acreage.

San Joaquin Basin, California

Moose Prospect: 7,177 gross / 2,448 acres net to USEG

Under an October 2010 agreement with Cirque Resources LP the Company has a 40% WI / 32% NRI in the Moose Prospect in the San Joaquin Basin in California.

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The initial test well under this program is scheduled to spud in the fourth quarter of 2011.  The well site is permitted and preliminary site work began this week.  Geologic evaluation and current spacing suggest the potential for up to 40 additional locations if this prospect is deemed to be productive.

U.S. Gulf Coast (Onshore)

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The Company participates with several different operators in the U.S. Gulf Coast (onshore).  During the quarter, we had 6 gross (1.16 net) producing wells in the region producing approximately 343 BOE/D net to USEG (approximately 80% natural gas).

•
During the first nine months of 2011, we drilled 4 gross (0.57 net) wells in this region.  One gross well (0.17 net) was successfully completed and is currently producing.  Three gross wells (0.40 net) were deemed to be non-productive and were plugged and abandoned.

•
The Bayou Bend well, located in southeastern Texas, was drilled by Mueller Exploration during the third quarter of 2011.  The well was drilled to a depth of 11,265 feet and three prospective pay zones were encountered.  The well targeted a liquids rich gas formation.  Production casing has been run on the well and completion initiatives are scheduled to commence on or before November 16th.  The Company has an approximate 13.5% WI and a 9.9% NRI in this well.

•
On October 27, 2011 the Company entered into an agreement with Yuma Exploration and Production Company, Inc. to sell its interest in the Livingston prospect in Louisiana for $1 million.  USE owned a 4.79% working interest in the prospect, which included one gross producing well (approximately 5 BOE/D net) and one additional gross development well that was being completed at the time of the sale.  The closing of this transaction has taken place and the Company has received the proceeds from the sale.

Asset Sale

The Company has engaged an investment banking group to market a portion of its North Dakota and Montana leasehold interests, excluding production.  It is anticipated that a sale or JV could be consummated by year end.

Management Comment

“We are pleased with our increased production and revenue for the third quarter and we look forward to bringing into production 5 more Bakken wells, 1 more Eagle Ford well, the Bayou Bend well and also obtaining results from our Moose project in the 4th quarter.  With this, we expect to see a significant add in our production, reserves and our borrowing base at year end 2011,” stated Keith Larsen, CEO of U.S. Energy Corp.

Press Release
November 7, 2011

Financial Highlights

The following table sets forth select financial information for the three and nine months ended September 30, 2011 and 2010:

(Unaudited)
(Amounts in thousands, except per share amounts)

	September 30,	December 31,
	2011	2010
Balance Sheet:
Cash, equivalents & treasury	$4,803	$23,655
Current assets	$32,361	$50,562
Current liabilities	$19,391	$18,763
Working capital	$12,970	$31,799
Total assets	$165,056	$156,016
Long-term obligations	$12,753	$1,550
Shareholders' equity	$129,067	$130,688

Shares Outstanding	27,274,391	26,418,713

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010
Income Statement:
Operating revenues	$9,972	$5,717	$23,003	$19,644
Income (loss) from continuing operations	$875	$(958)	$(3,589)	$(5)
Other income & expenses	$147	$8	$18	$1,219
Income taxes	$(892)	$634	$1,084	$(245)
Discontinued operations	$138	$81	$471	$193
Net income/(loss)	$268	$(235)	$(2,016)	$1,162
Net income/(loss) per share
Basic	$0.01	$(0.01)	$(0.07)	$0.04
Diluted	$0.01	$(0.01)	$(0.07)	$0.04
Shares outstanding
Basic	27,259,174	26,855,513	27,222,153	26,693,710
Diluted	27,862,098	26,855,513	27,222,153	27,743,396

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Press Release
November 7, 2011

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, USE's drilling of wells with Brigham Exploration, Zavanna, Cirque, Crimson Exploration Inc., and other partners, its ownership interests in those wells and their expected costs, the oil and natural gas targets or goals for the wells, and future production, reserves, borrowing capacity and sale or joint venture transactions.  There is no assurance that any of the wells referenced in this press release will be economic.  Initial and current production results from a well are not necessarily indicative of its longer-term performance. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2010 and the Form 10-Q filed November 7, 2011), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com